ELITE PHARMACEUTICALS AND HI-TECH PHARMACAL SIGN A DEVELOPMENT AND
SUPPLY AGREEMENT FOR A GENERIC INTERMEDIATE OF A PRESCRIPTION PRODUCT

NORTHVALE, N.J. – January 10, 2011 – Elite Pharmaceuticals, Inc. ("Elite" or the “Company") (OTCBB: ELTP) and Hi-Tech Pharmacal Co., Inc. (“Hi-Tech)(NASDAQ: HITK) today announced that they have entered into an agreement for Elite to develop for Hi-Tech an intermediate for a generic version of a prescription product for which the branded product had sales in 2010 of over $100 million.

Under the terms of the agreement, Elite will undertake a developmental program for an intermediate product that Hi-Tech shall then incorporate into a final product.  Hi-Tech, or its designees, shall be responsible for the filing of the Abbreviated New Drug Application (“ANDA”) for the finished product and the ANDA will be filed under the Hi-Tech name.  Upon approval of the ANDA, Elite will manufacture the intermediate product. Hi-Tech will manufacture the final product and will be responsible for the marketing and sales of the final product.  Hi-Tech will pay Elite milestone payments for the development work. Upon commercialization, Elite will receive payment for the manufacturing of the intermediate product and a percentage of the profits generated from the sale of the product.

About Hi-Tech Pharmacal Co., Inc.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company's Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace. Hi-Tech's ECR Pharmaceuticals subsidiary markets branded prescription products.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. develops oral sustained and controlled release products. Elite's strategy includes assisting partner companies in the life cycle management of products to improve off-patent drug products and developing generic versions of controlled release drug products with high barriers to entry. Two of Elite’s products, Lodrane 24® and Lodrane 24D®, are marketed by a partner, ECR Pharmaceuticals, for allergy treatment. Elite’s lead pipeline products are novel sustained release oral formulations of oxycodone for the treatment of chronic pain, which address two of the limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential abuse.  Both products, ELI-216, a once-daily abuse resistant oxycodone, and ELI-154, a once-daily oxycodone, are in late-stage development. Elite, with partners, also has an ANDA filed with the FDA for a generic equivalent of a pain product and has a generic gastrointestinal drug product in clinical development. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in Elite's filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. Elite undertakes no obligation to update any forward-looking statements.

Contact:
Elite Pharmaceuticals, Inc.
Dianne Will, Investor Relations, 518-398-6222
Dianne@elitepharma.com